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                                                                    EXHIBIT 99.1

CAPSTAR RADIO BROADCASTING PARTNERS, INC. ANNOUNCES OFFER TO
PURCHASE OUTSTANDING NOTES AND SOLICITATION OF CONSENTS TO INDENTURE


         AUSTIN, TEXAS, MARCH 30, 1998 -- Capstar Radio Broadcasting Partners, Inc. ("Capstar Radio"), a subsidiary of Capstar Broadcasting Partners, Inc. ("Capstar Partners"), announced today that it is commencing a tender offer to purchase for cash all of its outstanding 13 1/4% Senior Subordinated Notes due 2003 (the "Notes"). Capstar Radio also announced today that it will solicit consents to proposed amendments to eliminate certain restrictive covenants and to amend certain other provisions of the indenture pursuant to which the Notes were issued (the "Indenture"). As of the commencement date, there was approximately $76.8 million principal amount of Notes outstanding. The principal purposes of the offer and solicitation are to acquire all of the outstanding Notes to reduce Capstar Radio's overall indebtedness and to amend the Indenture to provide Capstar Radio with financial flexibility.

         The tender offer consideration to be paid for Notes purchased by Capstar Radio and properly delivered consents in the tender and solicitation will be an amount equal to the greater of (x) $1,131.42 per $1.00 principal amount or (y) a price based upon a fixed spread of 75 basis points over the yield to maturity on the 6.250% U.S. Treasury Note maturing May 31, 1999, as calculated in accordance with standard market practice, together, in each case, with accrued and unpaid interest up to but not including the date of payment. Using the fixed spread formula, the purchase price for the 6.250% Notes will be set at 2:00 p.m., New York City time, on Monday, April 13, 1998. Capstar Radio intends to finance the purchase of the Notes out of available cash.

         Holders who tender their Notes in the tender offer are obligated to consent to the proposed amendments to the Indenture and may not deliver consents without tendering Notes. No separate payment will be made for the consents delivered concurrently with tenders of Notes.

         The tender offer will expire at 5:00 p.m., New York City time, on Monday, April 27, 1998, unless extended.

         BT Alex. Brown Incorporated will be acting as the Dealer Manager for the tender offer and the consent solicitation. The tender offer and consent solicitation will be made pursuant to an Offer to Purchase and Consent Solicitation Statement and the related Consent and Letter of Transmittal, which more fully set forth the terms of the tender offer and consent solicitation. Requests for additional information concerning the terms of the tender offer and consent solicitation, tendering Notes and the delivery of consents and conditions to the tender offer and consent solicitation may be directed to BT Alex. Brown Incorporated at (212) 250-9503. Copies of the Offer to Purchase and Consent Solicitation Statement and related documents may be obtained from BT Alex. Brown Incorporated at the same telephone number.

         Capstar Broadcasting Partners was formed in May 1996, by Chief Executive Officer, R. Steven Hicks, and the Dallas private investment firm of Hicks, Muse, Tate & Furst Incorporated. Capstar currently owns and operates or has agreed to acquire over 300 radio stations in mid-sized markets across the country, making it the largest owner of radio stations in the nation, based on station count, and one of the largest owners and operators of radio stations in terms of revenue and cash flow.

For more information contact:


         Lisa Dollinger
         Capstar Radio Broadcasting Partners, Inc.
         600 Congress Avenue, Suite 1400
         Austin, Texas
         Telephone No.    (512) 340-7800